Exhibit 10.6

DATED	September 20, 2017

ORBIMED PRIVATE INVESTMENTS VI, LP
and
REALM THERAPEUTICS
and
NPLUS1 SINGER ADVISORY LLP

RELATIONSHIP AGREEMENT relating to REALM THERAPEUTICS PLC

THIS DEED is made on	September 20, 2017
BETWEEN

(1)	ORBIMED PRIVATE INVESTMENTS VI, LP (a Delaware limited partnership (the "Shareholder");

(2)	REALM THERAPEUTICS PLC (registered in England with company number 05789798) whose registered office is at Cannon Place, 78 Cannon Street, London EC4N 6AF (the "Company"); and

(3)	NPLUS1 SINGER ADVISORY LLP (registered in England with number OC364131), whose registered office is at One Bartholomew Lane, London, EC2N 2AX (the "Nomad").
INTRODUCTION

(A)
The Company intends to undertake a fundraising whereby securities of the Company (the "Units") will be offered for subscription, with each Unit consisting of (i) one new Ordinary Share ("New Ordinary Shares"); and (ii) one warrant to purchase 0.40 of an Ordinary Share (the "Warrants"). The New Ordinary Shares are proposed to be admitted to trading on the AIM market operated by the London Stock Exchange plc and Ordinary Shares arising from exercise of Warrants will also be admitted to trading in due course.

(B)
The Shareholder will, on Admission be the beneficial owners of, in aggregate, approximately twenty-one and ninety-one hundredths per cent. (21.91%) of the total number of votes capable of being cast on a poll at general meetings of the Company (assuming all the Warrants are exercised).

(C)	The Shareholder and the Company wish to regulate the relationship between them to ensure that:

(a)
all transactions, agreements, relationships and arrangements entered into between the Shareholder’s Group and the Company's Group will only be made on an arm's length basis and on normal commercial terms; and

(b)	with effect from Admission, the Company will be capable at all times of carrying on its business independently of the Shareholder’s Group.
AGREED TERMS
1.    Definitions and interpretation

1.1	In this deed (including the introduction) the following words and expressions have the following meanings, except as otherwise provided or where the context otherwise requires:
"Act" means the Companies Act 2006;
"Admission" means the admission of the New Ordinary Shares to trading on AIM becoming effective in accordance with the AIM Rules;
"AIM" means the AIM market operated by the London Stock Exchange plc;
"AIM Nomad Rules" means the AIM Rules for Nominated Advisers published by the London Stock

Exchange;
"AIM Rules" means the AIM Rules for Companies published by the London Stock Exchange;
"Articles" means the articles of association of the Company from time to time;
"Associate" means in relation to a person:

(a)	a person who is his associate and the question of whether a person is an associate of another shall be determined in accordance with:

(i)	section 435 of the Insolvency Act 1986 (whether or not an associate as so defined); and

(ii)	to the extent not covered by the Insolvency Act 1986, in the Listing Rules of the Financial Conduct Authority; and

(b)	any group undertaking (as defined in section 1161 of the Companies Act 2006) of that person;
"Board" means the board of directors of the Company as constituted from time to time;
"Company's Group" means the Company and any other body corporate which is from time to time its subsidiary undertaking (as defined in section 1162 of the Act);
"Company's Nominated Adviser" means the Nomad or such other nominated adviser as appointed by the Company from time to time;
"Controlling Shareholder" means any person who is entitled to exercise, or control the exercise of, fifteen per cent. (15%) issued share capital (not including any treasury shares of the Company), which for the avoidance of doubt, shall include any non-voting shares capable of conversion into voting shares, or parallel non-voting ADSs capable of conversion into voting ADSs, if issued and as applicable;
"Directors " mean the directors of the Company from time to time and "Director" means any one of them;
"Independent Directors" means a Director who is determined by the then current Directors (having taken advice from the Company's Nominated Adviser) to be independent in character and judgment from any Shareholder's Group and in relation to whom the then current Directors determines that there are no relationships or circumstances which are likely to affect, or could appear to affect, his judgment in relation to his role as a director of the Company;
"London Stock Exchange" means the London Stock Exchange plc;
"Member of the Company's Group" means a person within the Company's Group;
"Member of the Shareholder's Group" means, in relation to a Shareholder, a person within that Shareholder's Group;
"Ordinary Shares" means ordinary shares of 10 pence each in the capital of the Company from time to time;
"Shareholder's Group" means, in relation to a Shareholder, that Shareholder and each of that Shareholder's Associates from time to time;
"subsidiary undertaking" and "parent undertaking" have the meanings given in section 1162 of the Companies Act 2006; and
"Takeover Code " means the UK City Code on Takeovers and Mergers as amended, supplemented or replaced from time to time.

1.2	In this deed:

(a)	reference to:

(i)	any statute or statutory provision includes a reference:

(A)	to that statute or statutory provision as from time to time consolidated, modified, re-enacted (with or without modification) or replaced by any statute or statutory provision; and

(B)	any subordinate legislation made under the relevant statutory provision, except to the extent that any such consolidation, modification or re-enactment coming into force after the date of this deed would increase or extend the liability of a party under this deed;

(ii)	the singular includes the plural and vice versa and any gender includes other genders;

(iii)	the "introduction" or to a "clause" is a reference to the Introduction or the relevant clause of or to this deed;

(iv)
a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or carrying on business), unincorporated association, governmental entity and a partnership and, in relation to a party who is an individual, his legal personal representative(s); and

(v)	"this deed" includes this deed as amended or supplemented from time to time;

(b)	the words "include" and "including" are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c)	the words "other" and "otherwise" are not to be construed as being limited by any words preceding them; and

(d)	the headings to clauses are to be ignored in construing this deed.

2.	Condition precedent and duration

2.1	The obligations of the parties under this deed will become unconditional upon Admission taking place.

2.2
The obligations and restrictions of the Shareholder pursuant to this deed shall continue in full force and effect, in relation to a Shareholder, for so long as any Member of the Shareholder's Group (whether individually or collectively) is a Controlling Shareholder and will automatically terminate in relation to any Shareholder upon:

(a)    that Shareholder and each Member of the Shareholder's Group (whether individually or collectively) ceasing to be a Controlling Shareholder; or
(b)the Ordinary Shares ceasing to be admitted to AIM.

3.	Conduct of transactions and relationships

3.1	The Shareholder undertakes to the Company and the Nomad that the Shareholder shall, and shall procure (so far as it is able to do so) that each of the Shareholder's Associates shall:

(a)
conduct all transactions, agreements and relationships (whether contractual or otherwise, but including, for the avoidance of doubt, any variations or amendments to any such transactions, agreements and relationships, or any decision to terminate, enforce, release or take any other action in relation to any such transactions, agreements and relationships) with any Member of the Company's Group on arm's length terms and on a normal commercial basis, including in accordance with the related party rules set out in the AIM Rules and any other applicable laws, regulations and stock exchange rules;

(b)
exercise its voting rights and all other rights and powers so as to ensure that each Member of the Company's Group is at all times capable of carrying on its business and making decisions independently of the Shareholder's Group;

(c)
not take any action or allow any omission to occur which prevents or restricts any Member of the Company’s Group from carrying on its business for the benefit of its shareholders as a whole and independently of the Shareholder’s Group;

(d)	exercise its voting rights and all other rights and powers in such a manner so as to procure (to the extent possible by the exercise of such voting rights) that:

(i)	there will always be a majority of Independent Directors on the Board and any committee of the Board; and

(ii)	where any matters involving an actual or potential conflict of interest between the Company and the Shareholder are to be discussed, one or more Independent Directors shall be present;

(e)	not exercise any of its voting or other rights and powers to procure any amendment to the Articles which would be inconsistent with this deed;

(f)
not propose any resolution of the shareholders of the Company for the cancellation of the Company’s admission to trading on AIM, for the disapplication of any rights of pre-emption attaching to any shares in the capital of the Company or to vary or alter the share capital of the Company (but, subject to the remainder of this deed, nothing in this clause 3.1(f) shall preclude a Shareholder or the Shareholder's Associates from otherwise voting on any such resolution if proposed by the Company); and

(g)	so far as it is within his control observe the provisions of this deed (as if they were a party to it as a Shareholder).

3.2
The Shareholder undertakes to the Nomad and the Company (and undertakes to procure that its Associates shall) abstain from voting at any general meeting in respect of any resolution concerning any contract, arrangement or transaction solely between the Company or any Member of the Company’s Group and any Member of the Shareholder’s Group including, without limitation, any resolution required pursuant to the AIM Rules for Companies including, but not limited to, any required by Rule 13 of the AIM Rules for Companies (Related party transactions).

3.3
The Company shall (and shall exercise all powers vested in it to procure, that each other Member of the Company's Group shall) conduct all transactions, agreements and relationships (whether contractual or otherwise) with the Shareholder and any Member of the Shareholder's Group on arm's length terms and on a normal commercial basis and in accordance with the related party rules set out in the AIM Rules.

3.4
In the event that any Shareholder or any of its Associates shall cease to be a Controlling Shareholder by virtue of a transfer of shares or through any other transaction or arrangement ("Transaction") and one of its Associates shall be or become a Controlling Shareholder ("New Controlling Shareholder") then, prior to any such Transaction taking effect, the Shareholder shall procure that the New Controlling Shareholder shall enter into a deed in a form acceptable to the Independent Directors to be bound by the provisions of this deed.

4.	Takeover Code
The Shareholder undertakes to the Company and the Nomad that it shall not, and shall, to the extent within its control, procure that no member of the Shareholder’s Group nor any party acting in concert (as defined in the Takeover Code) with any of them without the prior consent of a majority of the Independent Directors:

(a)
acquire or offer to acquire shares in, or any other interest in, the relevant securities (as defined in the Takeover Code) of the Company or any other derivative or contract referenced thereto, where such acquisition would result in a mandatory takeover offer requirement arising pursuant to Rule 9 of the Takeover Code;

(b)	make an offer for all or any part of the share capital of the Company;

(c)
announce or take any action which, under the Takeover Code or otherwise, would require any takeover, merger, consolidation or share exchange or similar transaction involving securities of the Company; or

(d)
enter into an agreement relating to shares in or any other interest in the relevant securities (as defined in the Takeover Code) in the share capital of the Company or any derivative or contract referenced thereto, for the express purpose of taking any of the action prevented by this clause 4.

5.	Procedure on conflict

5.1
The Shareholder shall (and shall exercise all powers vested in them to procure, so far as it is properly able, that each Associate shall) provide as soon as reasonably practicable to the Company any information in its (or any of its Associate's) possession or control which the Company reasonably requests for the purposes of ensuring that it is satisfied that all transactions and relationships between any Member of the Company's Group and any Member of the Shareholder's Group are at arm's length and on a normal commercial basis.

5.2
The Company and the Shareholder agree that any dispute between any Member of the Company's Group and any Member of the Shareholder's Group relating to any such existing or proposed transaction, arrangement or agreement between any Member of the Company's Group and any Member of the Shareholder's Group shall be resolved by a decision of the majority of the Independent Directors.

5.3
In event of conflict between the provisions of this deed and the articles of association of the Company, the provisions of this deed shall prevail as between the parties to this deed to the extent permitted by applicable law and regulation.

6.	Announcements and confidentiality

6.1
No party shall make (or in the case of the Company, permit any other Member of the Company's Group or in the case of a Shareholder, permit any of its Associates to make) any announcement or press release concerning the subject matter of this deed, save as required under the AIM Rules and in accordance with the AIM Nomad Rules.

6.2
Save as required in connection with Admission, each party undertakes to the others that it shall use all reasonable endeavours to ensure that any information of a secret or confidential nature received by it from any other party ("Confidential Information") shall be treated as confidential by it and its officers, employees, advisers, representatives and agents and shall not be disclosed to any third party.

6.3	Nothing in this clause prevents any announcement being made or any Confidential Information being disclosed:

(a)	with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)
to the extent required by law or by the London Stock Exchange or any other competent regulatory body, but a party required to disclose any Confidential Information or make any announcement shall promptly notify the other parties where practicable and lawful to do so, before disclosure occurs and co-operate with the other parties regarding the timing and content of such disclosure or announcement or other action which the other parties may reasonably elect to take to challenge the validity of such requirement.

6.4	Nothing in this clause prevents disclosure of Confidential Information by any party:

(a)
to the extent that the information is in or comes into the public domain (which includes the summary of the terms of this deed in the circular to be published by the Company in connection with the issue of New Ordinary Shares and Warrants) other than as a result of a breach of any undertaking or duty of confidentiality by that party;

(b)
to that party's professional advisers, auditors or bankers, but before any disclosure to any such person, the relevant party shall procure that the relevant person is made aware of the terms of this clause and shall use its reasonable endeavours to procure that such person adheres to those terms as if it were bound by the provisions of this clause;

(c)	received in good faith by the recipient from a third party that is not knowingly used or disclosed to others by the recipient party in breach of this clause; or

(d)
which is an investment manager as part of the regular investment updates provided to the investors in funds managed by that investment manager, but before any disclosure to any such investor, the investment manager shall procure that the relevant investor is made aware of the terms of this clause and shall ensure that such investors have signed a substantially similar confidentiality obligation.

6.5
The Shareholder shall, and shall procure that each of its Associates shall, provide all reasonable cooperation and information which the Company may reasonably require and comply with all other requests which the Company may reasonably make in connection with any announcement which the Company is required to make pursuant to the AIM Rules as a result of any transaction or other relationship entered into between the Company's Group and any Member of the Shareholder's Group.

6.6
The Shareholder acknowledges that all directors of the Company owe fiduciary duties to the Company and shall be obliged to act and vote on all matters pertaining to the Board in what they perceive to promote the success of the Company.

7.	Capacity
The Shareholder warrants and represents to the other parties that the Shareholder has the power to enter into this agreement and to exercise the Shareholder's rights and perform the Shareholder's obligations hereunder and all corporate and other action required to authorise the Shareholder's execution of this deed and the Shareholder's performance of its obligations hereunder has been duly taken.

8.	Notices and other communications

8.1
Where this agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in accordance with the following provisions of this clause.

8.2	Any notice or communication to be given or made under or in connection with this deed may be:

(a)
delivered or sent by post to the address of the Shareholder (marked for the attention of General Counsel) or the Nomad (marked for the attention of Aubrey Powell) as set out on page 1 of this deed and to the Company (marked for the attention of Marella Thorell) at 267 Great Valley Parkway, Malvern, Pennsylvania, 19355 United States of America (such addresses being referred to below as the "Postal Address" of the relevant party); or

(b)	sent by email to:
Shareholder:    Legal@OrbiMed.com

Company:    mthorell@realmtx.com
Nomad:        aubrey.powell@n1singer.com

8.3
Any notice or other communication so delivered or sent shall (subject to the provisions of clause 8.5(c)) be deemed to have been served when received except that if it is received between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days.

8.4
Where any party has given notice to another party of any different address (postal or email) to be used for the purposes of this clause then such different address (postal or email) shall be substituted for that shown above.

8.5	For the purposes of this clause:

(a)	"Relevant Day" means any day other than a Saturday, Sunday or a day which is a public holiday at the Postal Address of the receiving party;

(b)	any reference to a time is to the time at the Postal Address of the receiving party;

(c)
reference to an email being received shall mean receipt at a server located in any office of the corporate body or partnership which receipt shall, notwithstanding the provisions of clause 8.3, and in the absence of evidence of earlier receipt, be deemed to have occurred 48 hours after sending unless the sender within 24 hours of sending the email received an error message indicating failure to deliver; and

(d)	"electronic communication" has the same meaning as in the Electronic Communications Act 2000.

9.	Remedies and waivers

9.1
The single or partial exercise of any right, power or remedy provided by law or under this deed shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.2	The rights, powers and remedies provided in this deed are cumulative and not exclusive of any rights, powers and remedies provided by law.

9.3	In deciding whether to enforce this deed against the Shareholder, the Company shall consult with the Company's Nominated Adviser.

9.4
Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by any party of this deed and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and none of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this deed by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this deed.

10.	Invalidity

If at any time any provision of this deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this deed; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this deed.

11.	Entire agreement
This deed constitutes the entire agreement between the parties about the subject matter of this deed and supersedes all earlier understandings and agreements between the parties and all earlier representations by any party about such subject matter.

12.	Miscellaneous

12.1	Each party shall bear its own costs incurred in connection with this deed.

12.2	This deed may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

12.3	This deed may only be varied in writing signed by or on behalf of each of the parties.

12.4	The parties do not intend that any term of this deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this deed.

13.	Governing law and jurisdiction

13.1
This deed, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by, and construed in all respects in accordance with English law.

13.2	The parties agree to submit to the exclusive jurisdiction of the courts of England and Wales.

The parties to this deed have executed and delivered this deed as a deed on the date shown on the first page.

EXECUTED as a deed by ORBIMED PRIVATE INVESTMENTS VI, LP in the presence of:	) ) ) )	/s/ Carl Gordon
Carl Gordon, Member of the Managing Member of the General Partner of OrbiMed Private Investments VI, LP

(Witness signature)		/s/ Andrew So

(Witness name)		Andrew So

(Witness address)		601 Lexington Avenue
NY, NY 10027

(Witness occupation)		Asst. General Counsel

EXECUTED as a deed by REALM THERAPEUTICS PLC acting by a director in the presence of:	) ) ) )	/s/ Marella Thorell

(Witness signature)		/s/ John Alexander Martin

(Witness name)		John Alexander Martin

(Witness address)		225 Hun Road
Princeton, NJ 08540

(Witness occupation)		CEO, Realm Therapeutics

EXECUTED as a deed by NPLUS1 SINGER ADVISORY LLP acting by a director in the presence of:	) ) ) )	/s/ Aubrey Powell
Director, Corporate Finance

(Witness signature)		/s/ James Maxwell

(Witness name)		James Maxwell

(Witness address)		1 Bartholomew Lane
London EC2N 2AX

(Witness occupation)		ACA

Schedule 1
Accredited Investors Purchasing Pursuant to Regulation D
OrbiMed Private Investments VI, LP
Biotechnology Value Fund, LP
Biotechnology Value Fund II, LP
Investment 10, LLC
Biotechnology Value Trading Fund OS, LP
MSI BVF SPV LLC
RA Capital Healthcare Fund, L.P.
Blackwell Partners LLC - Series A

Schedule 2
Non-U.S. Persons Purchasing Pursuant to Regulation S
Abingworth Bioequities Master Fund Ltd
Polar Capital Funds Plc - Biotechnology Fund